Exhibit 10.1

CONSULTING AND NON-COMPETITION AGREEMENT

This Consulting and Non-Competition Agreement (“Agreement”) is made and entered into this 1st day of April, 2008 by and between Francis G. Meyer, an individual (hereinafter “Consultant”), and Terra Industries Inc., a Maryland corporation, having offices at 600 Fourth Street, Sioux City, Iowa 51101, and its subsidiaries (hereinafter referred to collectively as “Terra”).

WHEREAS, Consultant will voluntarily retire from his position as a full-time Terra employee on April 4, 2008;

WHEREAS, the parties wish to enter into an agreement whereby Consultant will act as an independent contractor for Terra during the period specified below and will be prohibited from competing with Terra until July 26, 2010 according to the terms provided herein; and

WHEREAS, in consideration for Consultant’s agreement to provide substantial consulting services and to be bound by the restrictive covenants set forth in this Agreement, Terra wishes to allow Consultant’s Restricted Stock Awards and Performance Share Awards (each, as defined in Section 10) that are outstanding and unvested as of April 4, 2008 to remain outstanding and continue to vest pursuant to their terms as set forth in this Agreement.

NOW, THEREFORE, the parties mutually agree as follows:

1.
Appointment. Pursuant to the terms of this Agreement, Terra hereby retains Consultant to provide consulting services as specified from time to time throughout the term hereof. The term of this Agreement (the “Initial Consulting Term”) shall commence on April 5, 2008 and, unless sooner terminated pursuant to Section 4 hereof, shall expire on April 5, 2009. The Initial Consulting Term may be extended by mutual written agreement between Terra and Consultant, with any such extension beyond April 5, 2009 referred to as the “Extended Consulting Term.” The Initial Consulting Term and any Extended Consulting Term shall be referred to collectively as the “Consulting Term.” Consultant shall report to Terra’s Chief Executive Officer or to such other person designated by Terra’s Chief Executive Officer. Terra’s Chief Executive Officer, or his designee, shall determine and communicate to Consultant all consulting priorities, duties and reporting responsibilities. The nature and duration of duties assigned to Consultant hereunder shall vary.

2.	Consulting Fees/Payment.

a.
Terra shall pay Consultant $1,400 per day worked during the Initial Consulting Term (the “Daily Consulting Fee”), plus expenses, as provided in Section 3. Except as set forth in Section 4, regardless of the number of days actually worked during the Initial Consulting Term, the Consultant shall be entitled to a minimum aggregate payment of $50,400 (“Minimum Consulting Fee”) for consulting services during the Initial Consulting Term. Consultant shall bill Terra monthly for his services and expenses. Terra shall pay Consultant within 15 days of receipt of Consultant’s bill, provided that, in order for the full amount of the Minimum Consulting Fee to be considered a short-term deferral for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”), the Minimum Consulting Fee shall be paid to Consultant in full on or prior to March 15, 2009, even if Consultant works fewer than 36 days prior to March 15, 2009. Notwithstanding the payment of any unearned portion of the Minimum Consulting Fee on March 15, 2009, Consultant will be required to continue to perform consulting services, as needed, through April 5, 2009 pursuant to this Agreement, and will be paid the Daily Consulting Fee for each day of such services to the extent that the aggregate number of days during the Initial Consulting Term on which Consultant has provided consulting services exceeds 36 days.

b.
Consultant’s daily rate for consulting services during the Extended Consulting Term, if any, shall be mutually agreed and Consultant shall have no guaranteed minimum fee unless specifically negotiated.

3.
Travel Approval and Expenses. All travel or other expenses undertaken by Consultant pursuant to this Agreement must be authorized in advance by Terra. Terra shall reimburse Consultant for all reasonable expenses incurred by Consultant. Terra’s Administrative Policy Manual shall govern all aspects of Consultant’s undertaking and reimbursement of travel expenses.

4.	Termination.

a.
Unless the parties mutually agree in writing to extend this Agreement following expiration of the Initial Consulting Term on terms and conditions mutually agreed to at such time, this Agreement will automatically terminate upon expiration of the Initial Consulting Term. Moreover, either party may terminate this Agreement prior to the expiration of the Initial Consulting Term on 10 days’ written notice to the other party, provided that if Consultant terminates this Agreement prior to the expiration of the Initial Consulting Term for reasons other than death or Disability (as defined in the Employment Severance Agreement between Terra and Consultant, dated October 5, 2006 (the “Employment Severance Agreement”)), all unvested Restricted Stock Awards and Performance Share Awards shall be immediately forfeited.

b.
If this Agreement is terminated prior to March 15, 2009 by Consultant, other than as a result of death or Disability, Terra shall make a lump sum payment to Consultant equal to the excess, if any, of (i) the product of (A) three multiplied by the number of full months that have passed since the first day of the Initial Consulting Term and (B) $1,400, over (ii) the aggregate of all Daily Consulting Fees earned by and paid to Consultant prior to the date of termination, any such payment to be paid not later than March 15, 2009.

c.
If this Agreement is terminated prior to March 15, 2009 by Terra for any reason other than Cause (as defined in the Employment Severance Agreement) or as a result of Consultant’s death or Disability, Terra will make a lump sum payment to Consultant equal to either (i) the amount of any unpaid portion of the Minimum Consulting Fee plus any unpaid Daily Consulting Fees earned for services in excess of 36 days during the Initial Consulting Term or (ii) if the full amount of the Minimum Consulting Fee has already been paid prior to the date of termination, the amount of any unpaid Daily Consulting Fees earned as of the date of termination. In the case of the immediately preceding sentence, any unpaid portion of the Minimum Consulting Fee will be paid not later than March 15, 2009, and any additional unpaid Daily Consulting Fees for services in excess of 36 days during the Initial Consulting Term will be paid not later than 15 days of Terra’s receipt of Consultant’s bill for such services.

d.
If this Agreement is terminated prior to the expiration of the Initial Consulting Term by Terra for Cause, Terra will have no obligation to make any further payments to Consultant hereunder, other than with respect to Daily Consulting Fees earned by Consultant prior to the date of termination and for any expenses incurred in accordance with Section 3. The amount of any earned Daily Consulting Fees up to the Minimum Consulting Fee will be paid to Consultant not later than March 15, 2009, and any additional unpaid Daily Consulting Fees for services in excess of 36 days during the Initial Consulting Term will be paid not later than 15 days of Terra’s receipt of Consultant’s bill for such services.

5.
Work Product. All work product generated by Consultant as a result of his activities hereunder shall be the sole and exclusive property of Terra, and Consultant shall endeavor to take all appropriate action to ensure Terra obtains the sole benefit therefrom.

6.	Independent Contractor Status.

a.
It is understood by the parties hereto that Consultant shall at all times during the Initial Consulting Term and any Extended Consulting Term be an independent contractor with respect to Terra and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein. Consultant shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of Terra and its affiliates.

b.
Consultant shall not have any authority to act as an agent of Terra and its affiliates, except on authority specifically so delegated in a prior writing from Terra’s Chief Executive Officer, and he shall not represent to the contrary to any person. Under no circumstances shall Consultant have or claim to have power of decision hereunder in any activity on behalf of Terra, nor shall Consultant have the power or authority hereunder to obligate, bind or commit Terra in any respect. Consultant shall not (i) direct the work of any employee of Terra, (ii) make any management decisions on behalf of Terra or (iii) undertake to commit Terra to any course of action in relation to third persons. Although Terra may specify the results to be achieved by Consultant and may control and direct him in that regard, Terra shall not exercise or have the power to exercise such level of control over Consultant as would indicate or establish that a relationship of employer and employee exists between Terra and Consultant. Subject to the terms of the Agreement, Consultant shall have full and complete control over the manner and method of rendering consulting services hereunder.

c.
To the extent consistent with applicable law, Terra shall not withhold or deduct from any amounts payable under this Agreement any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of Consultant. Consultant shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to Consultant under this Agreement and shall hold Terra and its affiliates and their officers, directors and employees harmless from any liability arising from Consultant’s failure to comply with the foregoing provisions of this sentence.

7.	Confidentiality.

a.	Section 7 of the Employment Severance Agreement shall remain in effect and the term “Confidential Information” shall have the meaning set forth in Section 7 of the Employment Severance Agreement.

b.
Consultant agrees that upon the expiration of the Consulting Term, upon Terra’s request, he shall promptly return all of the Confidential Information which may be in writing or other concrete form, including any drafts, working documents or reports containing Confidential Information.

8.	Non-Competition and Non-Solicitation.

a.
Consultant agrees that Consultant shall not, without the prior written consent of Terra, from April 5, 2008 through July 26, 2010 (such period, the “Restriction Period”), directly or indirectly (other than in Consultant’s capacity as a consultant of Terra):

(i)
engage in any activity or business, or establish any new business that is in competition with Terra or its affiliates (such activity or business, a “Competitive Activity”), including (A) operating, attempting to operate or participating in the operation of a business relating to the production and marketing of nitrogen products; (B) soliciting or attempting to solicit any customer or client or prospective customer or client of Terra or any of its affiliates (including, without limitation, actively sought prospective customers or clients), to purchase any goods or services of the type sold by Terra or any of affiliates from anyone other than Terra or its affiliates; and (C) assisting any Person in any way to do, or attempt to do, anything prohibited by (A) or (B) above; or

(ii)
(A) solicit, recruit or hire, any person who is at such time, or who at any time during the six-month period prior to such solicitation or hiring had been, an employee of, or exclusive consultant then under contract with, Terra or its affiliates, without Terra’s prior written consent; (B) solicit or encourage any employee of Terra or its affiliates to leave the employment of Terra or its affiliates; or (C) intentionally interfere with the relationship of Terra or any of its affiliates with any person or entity who or which is employed by or otherwise engaged to perform services for Terra or any such affiliate.

The Restriction Period shall be deemed automatically extended for a period equal to any period during which Consultant is in violation of the provisions of this Section 8(a).

b.
Notwithstanding anything to the contrary contained in this Agreement, Consultant’s passive ownership of less than an aggregate of 2% of any class of stock of an entity engaged, directly or indirectly, in Competitive Activities will not be deemed to result in a breach of Section 8(a), provided that such stock is listed on a national securities exchange or is quoted on the National Market System of NASDAQ.

c.
If a final and non-appealable judicial determination is made that any of the provisions of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of this Section 8 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances. Moreover, notwithstanding the fact that any provision of this Section 8 is determined not to be specifically enforceable, Terra will nevertheless be entitled to recover monetary damages as a result of Consultant’s breach of such provision.

9.	Acknowledgements.

a.
Consultant acknowledges that Terra and its affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill to build an effective organization. Consultant acknowledges that Terra has a legitimate business interest and right in protecting its Confidential Information, goodwill, employee and customer relationships, and that Terra would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its customer and employee relationships. Consultant further acknowledges that Terra and its affiliates are entitled to protect and preserve the going concern value of Terra to the extent permitted by law.

b.
In light of the foregoing acknowledgments, Consultant agrees that the covenants contained in Sections 7 and 8 are reasonable and properly required for the adequate protection of the businesses and goodwill of Terra and its affiliates. Consultant further acknowledges that, although Consultant’s compliance with the covenants contained in Sections 7 and 8 may prevent Consultant from earning a livelihood in a business similar to the business of Terra, Consultant’s experience and capabilities are such that Consultant has other opportunities to earn a livelihood and adequate means of support for Consultant and Consultant’s dependents.

10.
Restricted Stock Awards and Performance Share Awards. Consultant currently holds shares of Terra common stock that are subject to vesting conditions (“Restricted Stock Awards”) and performance share awards entitling Consultant to delivery of shares of Terra common stock upon satisfaction of performance goals (“Performance Share Awards”), in each case that were granted under the Terra Industries Inc. Stock Incentive Plan of 2002 and are governed by an award agreement. Subject to the terms and conditions of this Section 10, in consideration for (a) the consulting services to be provided by Consultant, and with the expectation that Consultant will provide substantial consulting services to Terra during the Consulting Term, and (b) for Consultant’s compliance with the obligations set forth in Sections 7 and 8, Consultant’s outstanding Restricted Stock Awards and Performance Share Awards will remain outstanding following April 4, 2008 and available for vesting according to the terms of the corresponding award agreements as if Consultant had remained employed through the end of the Restriction Period. For the avoidance of doubt, the terms and conditions of the Restricted Stock Awards and Performance Share Awards relating to death, Disability, Change in Control and satisfaction of performance goals, as set forth in the applicable award agreements, will continue to apply during the Restriction Period. Notwithstanding any provision of this Agreement or any other agreement between Consultant and Terra to the contrary, in the event that this Agreement is terminated prior to the expiration of the Initial Consulting Term pursuant to Section 4(b) or 4(d) or in the event of Consultant’s breach of any of the covenants set forth in Section 7 or 8 herein, as determined by Terra’s Board of Directors in its sole discretion, any Restricted Stock Awards or Performance Share Awards that are unvested as of such time shall be immediately forfeited, and Consultant shall be entitled to no further payments or benefits with respect thereto.

11.
Indemnity. Terra shall defend, indemnify and hold harmless Consultant from and against any and all suits, claims, causes of action, damages, losses, liabilities, obligations, costs or expenses (including reasonable attorneys’ fees) incurred by or asserted against Consultant arising out of, relating to, or otherwise resulting in whole or in part from any of the services or other activities performed by Consultant for Terra under this Agreement, excluding those arising out of the willful acts or omissions by, or gross negligence of, Consultant.

12.
Cooperation. Consultant agrees that, upon reasonable notice and without the necessity of Terra’s obtaining a subpoena or court order, Consultant shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against Terra or any of its affiliates, that relates to events occurring during the Consulting Term as to which Consultant may have relevant information (including but not limited to furnishing relevant information and materials to Terra or its designee and/or providing testimony at depositions and at trial), provided that Terra shall reimburse Consultant for expenses reasonably incurred in connection with any such cooperation occurring after termination or expiration of the Consulting Term, and provided that any such cooperation occurring after the termination or expiration of the Consulting Term shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Consultant’s business or personal affairs.

13.	Section 409A of the Code.

a.
It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

b.
Neither Consultant nor any of Consultant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Terra or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Consultant or for Consultant’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by Consultant to Terra or any of its affiliates.

c.
Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Terra reserves the right to make amendments to any Company Plan as Terra deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Consultant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Consultant or for Consultant’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither Terra nor any of its affiliates shall have any obligation to indemnify or otherwise hold Consultant harmless from any or all of such taxes or penalties.

14.	Assignment.

a.
This Agreement is personal to Consultant and, without the prior written consent of Terra, shall not be assignable by Consultant otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

b.
Notwithstanding the foregoing Section 14(a), this Agreement and all rights of Consultant hereunder shall inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees. If Consultant should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Consultant’s devisee, legatee or other designee or, should there be no such designee, to Consultant’s estate.

c.
Terra shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Terra (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that Terra would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Terra” shall mean Terra as hereinbefore defined, any Successor and any permitted assignee to which this Agreement is assigned.

15.	Governing Law; Construction; Dispute Resolution.

a.
This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without regard to the conflicts of law principles thereof. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

b.
Each party irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the United States District Court for the Northern District of Iowa (or, if subject matter jurisdiction in that court is not available, in any state court located within the city of Sioux City, Iowa) for the purposes of any suit, action or other proceeding arising out of this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 15(b); provided, however, that nothing herein shall preclude Terra or Consultant from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 15(b) or enforcing any judgment obtained by Terra or Consultant.

c.
The agreement of the parties to the forum described in Section 15(b) is independent of the law that may be applied in any suit, action or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section, and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 15(b) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

d.
The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 20.

e.
Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 15(c).

f.	Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

16.
Entire Agreement; Termination of Employment Severance Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, except as explicitly stated herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein. Effective upon Consultant’s retirement from Terra, the Employment Severance Agreement is superseded and replaced, except that the following Sections will survive termination of the Employment Severance Agreement: Section 5 (Certain Additional Payments by the Company), Section 6 (Noncompetition and Nonsolicitation), Section 7 (Nondisclosure of Confidential Information), Section 11 (Cooperation) and Section 15 (Dispute Resolution).

17.
Amendment; No Waiver. Except as set forth in Section 13, no provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Consultant and a duly authorized officer of Terra. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

18.
Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.
Survival. The rights and obligations of the parties under the provisions of this Agreement, including, without limitation, Sections 7, 8 and 15, shall survive and remain binding and enforceable, notwithstanding the expiration of the Initial Consulting Term and any Extended Consulting Term, the termination of this Agreement, the termination of Consultant’s services with Terra for any reason or any settlement of the financial rights and obligations arising from Consultant’s services hereunder, to the extent necessary to preserve the intended benefits of such provisions.

20.
Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Terra:	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000

Attention: General Counsel Fax: (712) 233-5586

If to Consultant:	Francis G. Meyer E 4275 462nd Ave. Menomonie, WI 54751

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

21.
Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

22.
Counterpart. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

23.
Construction. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean if.

In recognition whereof, the parties hereto do affix their signatures on this 1st day of April, 2008.

Terra Industries Inc.	Consultant

By: /s/ Michael L. Bennett	/s/ Francis G. Meyer

Name: Michael L. Bennett	Francis G. Meyer
Title: President and Chief Executive Officer